Exhibit 99.1

PRESS
RELEASE

Date:	October 27, 2004
Contact:	David L. Trusty	or	Headen Thomas
	704/731-4391		704/731-4438

MIKE BUTLER RETIRES FROM PIEDMONT NATURAL GAS BOARD

CHARLOTTE, NC – Piedmont Natural Gas announced the retirement of Mike Butler from its Board of Directors effective October 26. Mr. Butler has been a member of Piedmont’s Board since 1991. Most recently, Mr. Butler served as Chairman of the Board’s Finance Committee and also as a member of its Benefits and Audit Committees. Mr. Butler’s retirement is effective with today’s announcement.

“Having served on Piedmont Natural Gas’ Board of Directors since 1991, I have seen significant change in this industry. I am very proud of how Piedmont, its management and its employees, have responded to those changes and how the company has grown into one of the premier natural gas distribution companies in the country,” Butler commented.

Company Chairman, President and CEO Thomas E. Skains commented, “Mike has been a valued member of our Board for a number of years. He has given our company much in the way of leadership and insight and his commitment and dedication to the Company, its shareholders, its employees and its customers will be sorely missed. We wish Mike the best and express our deepest gratitude to him for his service.”

Piedmont Natural Gas is an energy services company primarily engaged in the distribution of natural gas to 940,000 residential, commercial and industrial utility customers in North Carolina, South Carolina and Tennessee, including 60,000 customers served by municipalities who are wholesale customers. Our subsidiaries are invested in joint venture, energy-related businesses, including unregulated retail natural gas marketing, interstate natural gas storage, intrastate transportation and regulated natural gas distribution. More information about Piedmont Natural Gas is available on the Internet at www.piedmontng.com